Exhibit 10.5

Federal Home Loan Bank of Dallas

Form of Special Non-Qualified Deferred Compensation Plan

(Amended and Restated Effective: January 1, 2004)

FEDERAL HOME LOAN BANK OF DALLAS
SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN

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FEDERAL HOME LOAN BANK OF DALLAS
SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN

     The Board of Directors of the Federal Home Loan Bank of Dallas adopted the retirement plan entitled the “FEDERAL HOME LOAN BANK OF DALLAS SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN” effective January 1, 2003. The Board has determined that it is necessary for the effective administration of the Plan to amend and restate the Plan. The terms of this amended and restated Plan shall apply to all Contributions and to Participants from the effective date of the Plan of January 1, 2003.

ARTICLE I
NAME AND PURPOSE OF PLAN

     1.1 Name of Plan. This Plan shall be hereafter known as the FEDERAL HOME LOAN BANK OF DALLAS SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN.

     1.2 Purpose. The purpose of the Plan is to provide supplemental retirement benefits for the Participants in accordance with the terms of the Plan.

ARTICLE II
DEFINITIONS

     The words and phrases defined in this Article have the following meanings throughout this plan document:

     2.1 Account. “Account” means the separate account established for each Participant. The balance of the Account reflects all Contributions described in Article IV, expense charges, and Investment Performance allocated to the Account in the manner described in Article V.

     2.2 Base Salary. “Base Salary” means the Participant’s annualized gross rate of salary paid before any deductions of any kind whatsoever excluding overtime, bonuses, commissions and other extraordinary compensation.

     2.3 Bank. “Bank” means the Federal Home Loan Bank of Dallas, an instrumentality of the United States government.

     2.4 Beneficiary. “Beneficiary” means the individual, trustee, or estate designated by the Participant to receive the Participant’s Benefit in the event of his death.

     2.5 Benefit. “Benefit” means the balance in the Participant’s Account.

     2.6 Board. “Board” means The Board of Directors for the Federal Home Loan Bank of Dallas.

     2.7 Code. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code includes not only the section but any comparable section or sections of any future legislation that amends, supplements, or supersedes the section.

     2.8 Contributions. “Contributions” mean contributions by the Bank under this Plan to Participant Accounts, as provided by Article IV.

     2.9 Disability. “Disability” shall mean the date when a Participant will be eligible to receive payments due to “disability” as defined in the applicable long-term disability plan of the Bank.

     2.10 Effective Date. “Effective Date” means January 1, 2003, which is the Effective Date of the Plan.

     2.11 Employee. “Employee” means any employee of the Bank who is performing services for the Bank and is receiving compensation for such services.

     2.12 Group One Participants. “Group One Participants” means Employees who (i) are listed on Exhibit “A” attached hereto and (ii) are eligible to receive a Contribution pursuant to Subsection 4.1(a).

     2.13 Group Two Participants. “Group Two Participants” means Employees who (i) are listed on Exhibit “B” attached hereto, (ii) were not eligible to receive a Bank matching contribution under the Thrift Plan on December 31, 2002, (iii) were employed by the Bank on June 30, 2003, and (iv) are eligible to receive a Contribution pursuant to Subsection 4.1(b).

     2.14 Group Three Participants. “Group Three Participants” means Employees who are listed on Exhibit “C” attached hereto and are eligible to receive Contributions pursuant to Subsection 4.1(c).

     2.15 Investment Performance. “Investment Performance” means the earnings or losses attributable to the contributions as more specifically described in Article V.

     2.16 Normal Retirement Age. “Normal Retirement Age” shall mean the sixty-second (62nd) birthday of the Participant.

     2.17 Participant. “Participant” shall mean those employees of the Bank eligible to participate in the Plan who are designated on Exhibits “A,” “B” and “C” attached hereto or who are subsequently selected by the Board to participate in the Plan.

     2.18 Plan. “Plan” means the Federal Home Loan Bank of Dallas Special Non-Qualified Deferred Compensation Plan.

     2.19 Plan Entry Date. “Plan Entry Date” means January 1, 2003 for the Participants identified on Exhibits “A,” “B” and “C” and such other date as specified by the Board with respect to any future Participants who are selected to participate in the Plan.

     2.20 Plan Year. “Plan Year” means the 12-consecutive-month period beginning on January 1 and ending on December 31 of each calendar year.

     2.21 Thrift Plan. The words “Thrift Plan” means the Financial Institutions Thrift Plan as adopted by the Federal Home Loan Bank of Dallas.

     2.22 Trustees, Trust, Trust Agreement, Trust Assets and Trust Fund. “Trustees” shall mean the Trustees, or their successors, named in that certain trust agreement (the “Trust Agreement”), dated as of the same date as this Plan, which governs the “Trust” styled: “Federal Home Loan Bank of Dallas Non-Qualified Deferred Compensation Trust,” being the trust which, in conjunction with this Plan, shall hold and invest Contributions made by the Bank under the Plan. The words “Trust Assets” and “Trust Fund” shall mean the assets held in the Trust. The Trust shall be a “grantor trust” as defined in Section 671 of the Code.

ARTICLE III
ELIGIBILITY FOR PARTICIPATION

     3.1 Participation. The Group One Participants identified on Exhibit “A” attached hereto are eligible to participate in the Plan effective January 1, 2003 if they were employed by the Bank on June 30, 2003. Group Two Participants identified on Exhibit “B” attached hereto are eligible to participate in the Plan for the Plan Year ending December 31, 2003 provided they were (i) employed by the Bank on June 30, 2003, and (ii) were not eligible to receive a matching contribution by the Bank pursuant to the terms of the Thrift Plan as of December 31, 2002. Group Three Participants identified on Exhibit “C” attached hereto are eligible to participate in the Plan effective November 1, 2004. No other Employee shall ever become eligible to participate in this Plan unless the Board specifically selects such Employee for participation in the Plan.

     3.2 Cessation of Participation. Participants shall not be eligible to participate in the Plan if they are no longer employed by the Bank or the Board elects to remove them as a Participant in the Plan in future Plan Years.

ARTICLE IV
CONTRIBUTIONS

     4.1 Contributions by the Bank. The Contributions to a Participant’s Account shall be made solely by the Bank and Contributions by Participants are not permitted. Contributions to a Participant’s Account will only be made in the sole discretion of the Board. Contributions for the 2003 Plan Year will be made as follows:

          (a) Group One Participants: The Bank will contribute the amount described on Exhibit “A” attached hereto to Group One Participants’ Accounts.

          (b) Group Two Participants: Group Two Participants shall have contributed to their Account an amount as determined in the sole discretion of the Bank. For the Plan Year ending December 31, 2003, the Bank shall contribute an amount described on Exhibit “B” attached hereto.

          (c) Group Three Participants: The Bank will make an initial contribution of the amount described on Exhibit “C” attached hereto to Group Three Participants’ Accounts. Further Contributions may be made in the discretion of the Board.

          The fact that the Bank makes a Contribution to a Participant’s Account for the Plan Year ending December 31, 2003, does not require the Bank to make Contributions to such

Participant’s Account for any Plan Year commencing after December 31, 2003. Participants will be notified by the Bank of the amount of Contributions made in subsequent Plan Years.

     4.2 Recordkeeping. Records for each Participant under this Plan are maintained on the basis of the January 1 through December 31 Plan Year. At least once a Plan Year, the Bank will send the Participant a report summarizing the status of his Account. Similar reports or illustrations may be obtained by the Participant upon termination of employment or at any other time by writing directly to the Bank’s Director of Human Resources.

     4.3 Limitations. Notwithstanding anything to the contrary contained in this Plan, the obligation of the Bank to make Contributions is subject to the provisions relating to the amendment and termination of the Plan; provided that no amendment or termination will affect any obligation of the Bank to make Contributions with respect to any Plan Years before the date of such amendment or termination.

ARTICLE V
INVESTMENT FUNDS

     5.1 Investment Funds. Amounts contributed to the Trust representing Contributions to Group One and Group Two Participant Accounts will be invested at the discretion of the Trustee. Amounts contributed to the Trust representing Contributions to Group Three Participant Accounts will be invested based upon the investment election filed by the Group Three Participant. Group Three Participants will be permitted to select among the same investment alternatives offered under the Deferred Compensation Plan of the Federal Home Loan Bank of Dallas.

     5.2 Allocation of Investment Performance. At the end of each calendar quarter, the Investment Performance of Trust Assets attributable to Group One Participant and Group Two Participant Accounts established under this Plan will be allocated to the Accounts of Participants as determined by the Trustee each Plan Year based upon the ratio as of the first day of such calendar quarter that each Participant’s Account balance bears to the total of the Account balances of all Group One and Group Two Participants held by the Trust that are attributable to this Plan. The Investment Performance of the Trust Assets attributable to the Group Three Participant Accounts will be determined based upon the actual performance of the investment alternatives selected by the Participant.

ARTICLE VI
VESTING

     6.1 Termination of Employment – Vesting of Account. Unless sooner vested, a Participant will have a 100% vested and nonforfeitable interest in the balance of his Account upon attaining Normal Retirement Age or terminating employment due to Disability or death. Provided however, the Board may accelerate the vesting of a Participant’s interest in the balance of his or her Account upon termination of employment due to special circumstances as determined by the Board in its sole and absolute discretion.

     6.2 Vesting.

          (a) Earlier Vesting for Group Two Participants. Group Two Participants shall vest and have nonforfeitable rights in the balance of their Account in accordance with the percentages set forth in the following table:

Years of Credited	Amount of
Service Completed	Vested Benefit
0	0%

1	100%

          (b) Group Three Participants. Group Three Participants shall vest and have nonforfeitable rights in the balance of their Account at the date specified on Exhibit “C” with respect to the initial Contribution and upon the date specified by the Board for future Contributions.

     6.3 Forfeitures. In the event that a Participant terminates employment at any point in time, other than termination due to death or Disability and if the Participant is less than 100% vested in his Benefit, then, the Participant shall forfeit the unvested portion of such Benefit, if any, and such unvested portion will be applied to reduce the Bank’s Contribution to the Plan.

     6.4 No Forfeitures for Cause. The vested and nonforfeitable Benefit represented by the balance of a Participant’s Account shall not be forfeited regardless of whether the Participant’s employment is terminated for cause.

ARTICLE VII
BENEFITS

     7.1 Retirement Benefits. Except for payments due for an unforeseeable emergency as discussed in Section 7.7 below, the Participant’s vested Account balance will only be paid following retirement, Disability or earlier termination of employment as described below.

          (a) Installment Payments. If a Participant’s vested Account balance is at least $25,000, the Participant is eligible to elect quarterly installment payments payable over a period of 1 to 5 years. The first installment shall commence within 30 days of the calendar quarter following the Participant’s date of termination or date of Disability with each subsequent quarterly installment paid within 30 days of the first day of each subsequent calendar quarter until all installment payments have been paid. If a Participant qualifies for an installment payment but fails to make an effective designation as to the method of payment, the Participant’s Account will be distributed in a lump sum.

          (b) Lump Sum Payment. If a Participant (i) terminates employment for any reason with a vested Account balance of less than $25,000 or (ii) elects to receive payment in the form of a single lump sum payment, payment will be made in the form of a lump sum within 30 days following the last day of the month of the Participant’s date of termination of employment or Disability.

          (c) Changes in Method of Payment. Subject to such other restrictions as imposed by the Code, the method of payment may be changed from time to time by the Participant with the approval of the Bank, but in no event will such change be considered valid if the change occurs within the 12-month period prior to the date payment is scheduled to commence.

     7.2 Application for Benefits. Procedures for receipt of benefits are initiated by writing directly to the Bank. Benefits will be payable by the Bank upon receipt of a satisfactorily completed application for benefits and supporting documents. The necessary forms will be provided to the Participant, the surviving spouse, or the Beneficiary by the Bank.

     7.3 Payment to Beneficiary. If a Participant dies with a balance credited to the Participant’s Account the then current vested balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum.

     7.4 Beneficiary Designations. A Participant shall designate on a Beneficiary designation form provided by the Bank a Beneficiary who, upon the Participant’s death, will receive payments that otherwise would have been paid to the Participant under the Plan. All Beneficiary designations must be in writing. Beneficiary designations will be effective only if and when delivered to the Bank during the lifetime of the Participant. A Participant may change a Beneficiary or Beneficiaries by filing a new Beneficiary designation form. The latest Beneficiary designation form shall apply to the Accounts of the Participant. If a Beneficiary of a Participant predeceases the Participant, the designation of such Beneficiary shall be void. If a Beneficiary to whom benefits under the Plan remain unpaid dies after the Participant and the Participant failed to specify a contingent Beneficiary on the appropriate Beneficiary designation form, the balance of the Participant’s Account will be paid to such Beneficiary’s estate. If a Participant fails to designate a Beneficiary or if such designation is ineffective, in whole or in part, any payment that otherwise would have been paid to such Participant shall be paid to the Participant’s estate.

     7.5 Changes in Payment Date. If the Participant experiences an unforeseeable emergency, payment of the vested portion of the Participant’s Account, prior to the Participant’s termination date may occur with the approval of the Bank subject to the following conditions:

          (a) The maximum emergency withdrawal cannot exceed the lesser of the amount necessary to alleviate the financial hardship or 100% of the vested Account balance;

          (b) The Participant must submit a written request to the Bank at least 30 days prior to the date of payment the Participant requests. The written notice must state the reason necessitating the early payment and provide documentation that the financial hardship cannot be satisfied by other assets;

          (c) The emergency must result from a severe financial hardship to the Participant resulting from (1) a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, (2) loss of the

Participant’s property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The need to send a Participant’s child to college or the desire to purchase a home shall not be considered emergencies for purposes of this Subsection 7.5; and

          (d) The decision whether to allow an emergency withdrawal from the Participant’s Account shall be made in the sole and absolute discretion of the Bank.

ARTICLE VIII
ADMINISTRATION

     8.1 Plan Administrator. Federal Home Loan Bank of Dallas, 8500 Freeport Parkway South, Suite 100, Irving, Texas 75063-2547, is the Administrator of this Plan, to be responsible for performing duties required for the operation of the Plan.

     8.2 Authority of the Bank. The Bank has all the powers and authority expressly conferred upon it herein and further shall have discretionary and final authority to manage and control the assets of the Plan, to determine all questions concerning eligibility and Contributions under the Plan, to interpret and construe all terms of the Plan, including any uncertain terms in its sole discretion, and to determine any disputes arising under and all questions concerning administration of the Plan. Any determination made by the Bank shall be given deference, in the event it is subject to judicial review, and shall be overturned only if it is arbitrary or capricious. In exercising these powers and authority, the Bank will at all times exercise good faith, apply standards of uniform application, and refrain from arbitrary action. The Bank may employ attorneys, agents, and accountants as it finds necessary or advisable to assist it in carrying out its duties. The Bank, by action of its Board, may designate a person or persons other than the Bank to carry out any of its powers, authority, or responsibilities. Any delegation will be set forth in writing.

     8.3 Action of the Bank. Any act authorized, permitted, or required to be taken by the Bank under the Plan, which has not been delegated in accordance with Section 8.2, may be taken by a majority of the members of the Board, either by vote at a meeting, or in writing without a meeting. All notices, advice, directions, certifications, approvals, and instructions required or authorized to be given by the Bank under the Plan will be in writing and signed by either (i) a majority of the members of the Board, or by any member or members as may be designated by an instrument in writing, signed by all members, as having authority to execute the documents on its behalf, or (ii) as delegated to an Officer of the Bank or a person who becomes authorized to act for the Bank in accordance with the provisions of Section 8.2. Any action taken by the Bank which is authorized, permitted, or required under the Plan and is in accordance with the Bank’s contractual obligations are final and binding upon the Bank, and all persons who have or who claim an interest under the Plan, and all third parties dealing with the Bank.

     8.4 Claims Procedure.

          (a) The Bank shall make all determinations as to the right of any person to Benefits. If any request for Benefits is wholly or partially denied, the Bank shall notify the person requesting such Benefits, in writing, of such denial, including in such notification the following information:

               (i) the specific reason or reasons for such denial;

               (ii) the specific references to the pertinent Plan provisions upon which the denial is based;

               (iii) a description of any additional material and information which may be needed to clarify the request, including an explanation of why such information is required; and

               (iv) an explanation of this Plan’s review procedure with respect to denial of such Benefits.

Any such notice to be delivered to any Participant or Beneficiary shall be personally delivered within a reasonable time to such Participant by obtaining a signed receipt therefore or shall be mailed by certified or registered mail with return receipt requested to such Participant or Beneficiary. Such notice shall be written to the best of the Bank’s ability in a manner that may be understood without legal counsel.

          (b) Any Participant or Beneficiary whose claim has been denied in accordance with the foregoing Subsection (a) herein may appeal to the Bank for review of such denial by making a written request therefor within 60 days of receipt of the notification of such denial. Such Participant or Beneficiary may examine documents pertinent to the review and may submit to the Bank written issues and comments. Within 60 days (45 days in the case of a claim involving a disability determination) after receipt of the request for review, the Bank shall communicate to the claimant, in writing, its decision, and the communication shall set forth the reason or reasons for the decision and specific reference to those Plan provisions upon which the decision is based.

ARTICLE IX
GENERAL PROVISIONS AND LIMITATIONS REGARDING BENEFITS

     9.1 Non-Alienation of Retirement Rights or Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or the Participant’s Beneficiary under this Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder, then, such right or benefit shall cease and terminate.

     9.2 Amendment and Termination. Subject to the last sentence of this Section 9.2, the Bank reserves the right at any time to amend, otherwise modify, or terminate the Plan, or to discontinue any further Contributions to Participants’ Accounts or payments under the Plan, by resolution of its Board. In the event of a termination of the Plan or complete discontinuance of Plan Contributions, the Bank will notify the Participants of the termination. No amendment, modification or termination may reduce the then vested Account balance of any Participant or the obligation of the Bank and Plan to make payments of such vested Participant’s Account in accordance with the provisions of the Plan in effect immediately prior to such amendment, modification or termination and as allowed under the Code. The Bank may, at its sole discretion, amend or modify the Plan to bring it in compliance with the Code.

     9.3 Funding. The benefits described in this Plan are obligations of the Bank to pay compensation for services, and shall constitute a liability to the Participants and/or their Beneficiaries in accordance with the terms hereof. All amounts paid under this Plan shall be paid in cash from the general assets of the Bank and shall be subject to the general creditors of the Bank. Benefits shall be reflected on the accounting records of the Bank but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No Participant shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Bank may purchase, establish or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Bank and a Participant or any other person; provided, however, the Bank may establish and/or continue the Trust. Neither a Participant nor the Beneficiary of a Participant shall acquire any interest hereunder greater than that of an unsecured creditor of the Bank who is the Employer of such Participant.

     9.4 Plan Non-Contractual. Nothing contained in this Plan will be construed as a commitment or agreement on the part of any person to continue his or her employment with the Bank, and nothing contained in this Plan will be construed as a commitment on the part of the Bank to continue the employment or the rate of compensation of any person for any period, and all employees of the Bank will remain subject to discharge to the same extent as if the Plan had never been put into effect.

     9.5 Claims of Other Persons. The provisions of the Plan will in no event be construed as giving the Participant or any other person, firm, or corporation, any legal or equitable right against the Bank, its officers, employees, or directors, except the rights that are specifically provided for in this Plan or created in accordance with the terms and provisions of this Plan.

     9.6 Finality of Determination. All determinations with respect to the crediting of Years of Credited Service under the Plan are made on the basis of the records of the Bank, and all determinations made are final and conclusive upon employees, former employees, and all other persons claiming a benefit interest under the Plan. There will be no duplication of Years of Credited Service credited to an employee for any one period of his employment.

     9.7 Merger, Consolidation, or Transfers of Plan Assets. The Plan will not be merged or consolidated with any other Plan, nor will any of its assets or liabilities be transferred to another Plan, unless, immediately after a merger, consolidation, or transfer of assets or liabilities, each Participant would receive a benefit under the Plan which is at least equal to the benefit he or she would have received immediately prior to a merger, consolidation, or transfer of assets or liabilities (assuming in each instance that the Plan had then terminated).

     9.8 Tax Consequences Not Guaranteed. The Bank does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. The Bank shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) in the event the Plan is amended or terminated as permitted under Section 10.1, accelerated, or because of change in Plan design or funding; e.g., establishment of a “secular trust.”

     9.9 Tax Withholding. The Employer may withhold from a payment or accrued benefit or from the Participant’s other compensation any federal, state, or local taxes required by law to be withheld with respect to such payment or accrued benefit and such sums as the Bank may reasonably estimate as necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to Plan Contributions or payments under this Plan.

     9.10 Governing Law. Except as provided under federal law, the provisions of the Plan are governed by and construed in accordance with the laws of the State of Texas.

     9.11 Construction. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.

     9.12 Severability. If any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein. The Bank shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.

     IN WITNESS WHEREOF, this amended and restated Plan has been executed on behalf of Federal Home Loan Bank of Dallas this 29th day of October, 2004.

FEDERAL HOME LOAN BANK OF DALLAS

By:	/s/ Timothy J. Heup

Timothy J. Heup, Senior Vice President

ATTEST:

/s/ Karen Krug

Karen Krug, Senior Vice President and
Corporate Secretary